Exhibit 10.2
April 25, 2022
Lynn Tetrault
[***]

Dear Lynn,

This letter agreement (this “Agreement”) confirms the terms and conditions of your role as Executive Chair and Principal Executive Officer of NeoGenomics, Inc. (the “Company”), effective as of April 19, 2022 (except as otherwise provided herein). At such time as a new Chief Executive Officer of the Company commences employment with the Company, or such other date as may be agreed to by you and the Board (any such date, the “Transition Date”), this Agreement shall terminate and no longer be effective.

1.Base Compensation. In respect of your role as Executive Chair and Principal Executive Officer of the Company, effective as of March 28, 2022 through the Transition Date, the Company will pay you annual base compensation at the rate of $800,000, payable on a monthly basis. During this period, you shall not be entitled to any cash compensation in respect of your service as a member of the Board of Directors of the Company (the “Board”) under the Company’s non-employee director compensation program.
2.Additional Compensation. Following the Transition Date, you will be eligible to receive additional compensation in the form of a bonus in respect of your role as Executive Chair and Principal Executive Officer of the Company, in an amount to be determined by the Culture and Compensation Committee of the Board. It is expected that the amount of such additional compensation, if awarded, would be between $500,000 and $2,000,000. Any such additional compensation will be paid to you within thirty (30) days following the Transition Date.
3.Benefits; Expense Reimbursement.
(a)In respect of your role as Executive Chair and Principal Executive Officer of the Company, you shall not be eligible to participate in any employee benefits programs maintained by the Company from time to time for its employees.
(b)In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties under this Agreement that are approved by the Company..
4.Equity Awards. In respect of your role as Executive Chair and Principal Executive Officer of the Company, you shall not be eligible to receive any equity-based awards. You shall remain eligible to receive equity-based awards under the Company’s non-employee director compensation program on the same basis and terms and conditions as other non-employee directors.
5.Taxes. You shall be responsible for all tax remittances pursuant to this letter agreement and shall receive a 1099 reflecting your additional service. In respect of your role as Executive Chair and Principal Executive Officer, you shall not be treated as an employee of the Company for any purpose.
6.Amendment and Enforcement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement and your relationship with the Company will be governed by laws of the State of Delaware, excluding laws relating to conflicts or choice of law.
As of the date first written above, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

Very truly yours,
NEOGENOMICS, INC.
By:/s/ Jennifer Balliet

Accepted and agreed:

/s/ Lynn Tetrault    4/25/2022
Lynn Tetrault     Date
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